EXHIBIT 99.4
THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
SEGMENT INFORMATION

	Twelve Months Ended
	December 31,
(In millions)	2007	2006
Rationalizations
North American Tire	$11	$187
Europe, Middle East and Africa Tire	33	94
Latin American Tire	2	2
Asia Pacific Tire	1	28

Total Segment Rationalizations	47	311
Corporate	2	—

Total Rationalizations	$49	$311

Net (Gains) Losses on Asset Sales
North American Tire	$17	$(11)
Europe, Middle East and Africa Tire	(20)	(28)
Latin American Tire	(1)	(1)
Asia Pacific Tire	(8)	(2)

Total Segment (Gains) Losses on Asset Sales	(12)	(42)
Corporate	(3)	2

Net (Gains) Losses on Asset Sales	$(15)	$(40)

Capital Expenditures
North American Tire	$281	$248
Europe, Middle East and Africa Tire	241	191
Latin American Tire	115	67
Asia Pacific Tire	74	70

Total Segment Capital Expenditures	711	576
Corporate	28	61

Total Capital Expenditures	$739	$637

Depreciation and Amortization
North American Tire	$273	$277
Europe, Middle East and Africa Tire	184	166
Latin American Tire	42	34
Asia Pacific Tire	55	52

Total Segment Depreciation and Amortization	554	529
Corporate	60	108

Total Depreciation and Amortization	$614	$637